CONFIRMATION OF AUTHORIZATION


I, Ralph M. Gibson, the undersigned, hereby authorize and designate Douglas Ian Shaw or J. Gordon Huszagh, to sign and file Securities and Exchange Commission Forms 4 and 5 on my behalf for securities of Suffolk Bancorp (SUBK).This authorization shall continue in effect until a written revocation is filed with the commission.


Signature: /s/ Ralph M. Gibson

Dated: June 5, 2003